EXHIBIT 10.1


                             CONTRACT FOR SALE AND PURCHASE OF BUSINESS



     This contract for sale and purchase OF BUSINESS, hereinafter referred to as "Contract" or "Agreement," is executed this 30th day of November, 1998, by and between Redbank Petroleum, Inc., a Texas corporation, (as "Seller"), and Lyric International, Inc., a Colorado corporation, (as "Buyer").

                           W I T N E S S E T H:

     WHEREAS, Seller is the owner of the 50% of all the issued and outstanding stock, and any and all intellectual property of Seismic International, Inc., a Delaware corporation, hereinafter referred to as the "Property" or "Seller's Property," located in Dallas County, State of Texas; and

     WHEREAS, Buyer desires to purchase Seller's Property and Seller desires to sell said Property to Buyer;

     NOW, THEREFORE, for and in consideration of the mutual covenants and promises hereinafter contained, the Seller agrees to sell and the Buyer agrees to buy the Property upon the following terms and conditions.

     1. PURCHASE PRICE AND METHOD OF PAYMENT. The Purchase Price of the Property is Five Million and No/100 Dollars ($5,000,000.00). Buyer shall pay and Seller shall accept the purchase price for the Property in the manner of fifty thousand (50,000) shares of Lyric Energy, Inc.'s Preferred Stock B, at One Hundred and No/100 Dollars ($100.00) par value per share. Additionally, Buyer shall pay to Seller 10% of the Gross Revenues Generated by Seismic International, Inc. on the first fifty million dollars ($50,000,000.00) of revenue. Thereafter, there shall be no additional compensation to Seller.

     2. CLOSING. The closing of the transactions contemplated by this Agreement, hereinafter referred to as the "Closing," shall be held at the corporate offices of Lyric International, Inc., located in Dallas, Texas, on the 30th day of December, 1998, at 3:30 p.m. (such date to be referred to in this Agreement as the "Closing Date").

   3.a.     REPRESENTATIONS AND WARRANTIES OF SELLER.  Seller represents and warrants to Buyer the correctness, truthfulness and accuracy of the matters above-written, all of which shall survive the Closing. In addition, Seller represents and warrants to Buyer that Seller is the true and rightful owner of said stock of Seismic International, Inc. and it has the legal right to sell such stock.

     b. Seller represents that upon receiving payment from buyer that it will obtain the resignations of 2/3's of the board of directors and effectively deliver control of Seismic International, Inc. to Buyer.

     c. Seller represents that it will further assist Buyer in perfecting additional contracts for work, (not less than a gross total of $12,000,000.00 in additional contracts) for Seismic International, Inc. As evidence that Seller shall continue to help, 10,000 shares (one million dollars worth) of the Buyer's preferred stock shall be withheld until this is performed.

     d. Seller agrees to help obtain a license or a raw data processing agreement for Seismic International, Inc. to use the technologies for the electronic mapping. It is understood that Buyer may have to invest additional monies for said license or agreement and for working capital in Seismic International, Inc.

     e. Seller represents that Seismic International, Inc. has had no business prior to the contract attached hereto for accounting purposes.

     4. REPRESENTATIONS AND WARRANTIES. Buyer and Seller hereby represent and warrant the following: There has been no act or omission by Buyer or Seller which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated hereby.

     5. TRANSACTIONS PRIOR TO CLOSING. Seller hereby covenants the following:

     a. Conduct of Seller's Business Until Closing. Except as Buyer may otherwise consent in writing prior to the Closing Date, Seller will not enter into any transaction, take any action or fail to take any action which would result in, or could reasonably be expected to result in or cause any of the representations and warranties of Seller contained in this Agreement to be void, invalid or false on the Closing Date.

     b. Resignations. Seller shall deliver to Buyer prior to the Closing Date, such resignations of officers or employees of the business including Ulf
L. Helleisz as its Chairman of the Board and President, as Buyer shall indicate, each such resignation to be effective on the Closing Date. However, it is agreed that Mr. Helleisz shall remain on the Board of Directors as a representative of the other shareholders.

     c. Documents. Seller shall deliver to Buyer at closing such documents which are, in Buyer's sole discretion, necessary to fully satisfy the objectives of this Agreement in content and form reasonably intended to do so.

     6. EXPENSES. Each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel and its certified public accountants.

     7.     GENERAL.

     a. Survival of Representations and Warranties. Each of the parties to this Agreement covenants and agrees that their respective representations, warranties, covenants, statements, and agreements contained in this Agreement shall survive the Closing Date and terminate on the second anniversary of such date. Except as set forth in this Agreement, or in the documents and papers delivered by Seller to Buyer in connection herewith, there are no other agreements, representations, warranties, or covenants by or among the parties hereto with respect to the subject matter hereof.

     b. Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein or therein and in any documents delivered in connection herewith or therewith. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     c. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class mail, postage prepaid,


               To Seller:     Redbank Petroleum, Inc.
                              16901 Dallas Parkway, Suite 111
                              Dallas, Texas 75248

                To Buyer:     Lyric Energy, Inc.
                              16775 Addison Road, Suite 300
                              Dallas, Texas 75248

or to such other address as such party shall have specified by notice in writing to the other party.

     d. Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretations of this Agreement.

     e. Governing Law. This Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Texas. The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in Dallas County, State of Texas. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled. In such event, no action shall be entertained by said court or any court of competent jurisdiction if filed more than one year subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

     f. Captions. The Captions of this contract are for convenience and reference only and in no way define, describe, extend, or limit the scope or intent of this contract, or the intent of any provisions hereof.

     g. Time of the Essence. Time and timely performance are of the essence of this contract and of the covenants and provisions hereunder.

     h. Successors and Assigns. Rights and obligations created by this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns. Whenever used, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders.

     i. Contractual Procedures. Unless specifically disallowed by law, should litigation arise hereunder, service of process therefore may be obtained through certified mail, return receipt requested; the parties hereto waiving any and all rights they may have to object to the method by which service was perfected.

     8. AMENDMENTS OR ADDENDA. As of the date above-written, there are no amendments, addenda, modifications, or changes to this Agreement.

     9. SIGNATURES. This Agreement shall not be valid and enforceable unless it is properly executed by Buyer and Seller and their signatures affixed below.

     IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto and signed by an officer thereunto duly authorized, on the date and year first above-written.

     Signed and delivered in the presence of:

SELLER:
REDBANK PETROLEUM, INC.
a Texas corporation


By:/s/ Brent A. Wagman
       Brent A. Wagman
       President


BUYER
LYRIC ENERGY, INC.
a Texas corporation


By:/s/ Michael G. Maguire
       Michael G. Maguire
       President